                                                                   EXHIBIT 10.16

                                 BANKPITTSBURGH
                SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

       THIS AGREEMENT is made effective this 1st day of January, 2002 (the "Effective Date"), by and between Pittsburgh Financial Corp. (the "Corporation"), a Pennsylvania corporation, Pittsburgh Savings Bank, dba BankPittsburgh (the "Bank"), a state-chartered stock savings bank located in Wexford, Pennsylvania (collectively referred to as the "Employers") and Michael
J. Kirk (the "Executive"), intending to be legally bound hereby. References to Employers shall be either the Bank or the Corporation, or both, as applicable.

                                  INTRODUCTION

       To encourage the Executive to remain an employee of the Employers, the Employers are willing to provide supplemental retirement benefits to the Executive. The Employers will pay the benefits from its general assets.

                                    AGREEMENT

                                    ARTICLE 1
                                   DEFINITIONS

         1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

                 1.1.1 "Change in Control of the Corporation" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), or any successor thereto, whether or not the Corporation is registered under Exchange Act; provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding securities; or (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

                 1.1.2 "Code" shall mean the Internal Revenue Code of 1986, as amended.

                 1.1.3 "Disability" shall mean termination because of any physical or mental impairment which qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Employers or any subsidiary or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Security System.

                 1.1.4 "Early Termination" shall mean the Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change in Control.

                 1.1.5 "Normal Retirement Age" shall mean the Executive's 62nd birthday.

                 1.1.6 "Normal Retirement Date" shall mean the later of the Normal Retirement Age or Termination of Employment.

                 1.1.7 "Plan Year" shall mean each consecutive twelve (12) month period commencing with the Effective Date of this Agreement.

                 1.1.8 "Termination of Employment" shall mean that the Executive ceases to be employed by the Employers for any reason whatsoever other than by reason of a leave of absence, which is approved by the Employers. For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of the Executive's Termination of Employment, the Employers shall have the sole and absolute right to decide the dispute.

                                    ARTICLE 2
                                LIFETIME BENEFITS

         2.1 Normal Retirement Benefit. The Bank shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement upon Termination of Employment on or after the Normal Retirement Age for reasons other than death.

                 2.1.1 Amount of Benefit. The annual Normal Retirement Benefit under this Section 2.1 is $96,000 (ninety six thousand dollars), subject to the vesting schedule described in Section 2.4. The Bank may increase the annual benefit under this Section 2.1 at the sole and absolute discretion of the Bank's Board of Directors. Any increase in the annual benefit shall require the recalculation of all the amounts on Schedule A attached hereto. The annual benefit amounts on Schedule A are calculated by amortizing the Accrued Benefit using the interest method of accounting, a 7.50% discount rate, monthly compounding and monthly payments.

                 2.1.2 Payment of Benefit. The Employers shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive's Normal Retirement Date and continuing for 239 additional months.

                 2.1.3 Benefit Increases. Commencing on the first anniversary of the first benefit payment, and continuing on each subsequent anniversary, the Bank's Board of Directors, in its sole discretion, may increase the benefit.

         2.2 Early Termination Benefit. Upon Early Termination, the Bank shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

                 2.2.1     Amount of Benefit. The annual benefit under this
         Section 2.2 is the Accrued Benefit set forth in Schedule A for the Plan Year ending immediately prior to the Early Termination Date, multiplied by the appropriate vesting percentage as described in
         Section 2.4.

                 2.2.2 Payment of Benefit. The Bank shall distribute the vested Accrued Benefit in equal monthly installments payable on the first day of each month commencing with the month following the Executive's date of termination and continuing for 239 additional months. The monthly installment amount shall be based on a 7.50% discount rate and monthly compounding of interest.

                 2.2.3 Benefit Increases. Benefit payments may be increased as provided in Section 2.1.3.

         2.3 Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

                 2.3.1     Amount of Benefit. The annual benefit under this
         Section 2.3 is the Disability Benefit amount set forth in Schedule A for the Plan Year ending immediately prior to the date in which Termination of Employment occurs.

                 2.3.2 Payment of Benefit. The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments commencing within 90 days after the date of the Executive's Termination of Employment and continuing for 239 additional months.

                2.3.3 Benefit Increases. Benefit payments may be increased as provided in Section 2.1.3.

         2.4     Vesting. Upon Termination of Employment under either Section
2.1 or 2.2, the Executive's benefit will be based on the Accrued Benefit detailed in Schedule A multiplied by the lesser of the vesting percentage determined under Section 2.4.1 or 2.4.2:

                 2.4.1 Normal Vesting Schedule. The normal vesting shall be 20% at the end of the first Plan Year and an additional 20% at the end of each Plan Year thereafter until 100% is reached.

                 2.4.2 Conditional Vesting Schedule. For any calander year that the Corporation's core return on average assets (ROAA) does not equal or exceed the amount specified in this paragraph, there will be no vesting for the Plan Year that most closely matches or overlaps with that Plan Year. This shall effectively delay the normal vesting schedule for one year.

Plan Year           Minimum ROAA
---------           ------------
    1                   .20%
    2                   .30%
    3                   .40%
    4                   .50%
    5                   .60%

         2.5 Change in Control Benefit. If Executive is in active service at the time of a Change in Control, the Bank shall pay to the Executive the benefit described in this Section 2.5 in lieu of any other benefit under this Agreement.

                2.5.1 Amount of Benefit. The benefit under this Section 2.5 is the benefit set forth in Schedule A, which amounts are based on three years plus the number of Plan Years completed on the date of the Executive's termination of employment, not to exceed twenty (24) years. The Change in Control Annual Benefit amounts are calculated using the interest method of accounting, a 7.50% discount rate, and assuming monthly compounding and monthly benefit payments.

                 2.5.2 Payment of Benefit. The Bank shall distribute the appropriate annual benefit in equal monthly installments payable on the first day of each month commencing with the month following the Executive's date of termination and continuing for 239 additional months. The monthly installment amount shall be based on a 7.50% discount rate and monthly compounding of interest.

         2.6 Rabbi Trust. Within 90 days of a Change in Control of the Corporation, a rabbi trust shall be established and shall at all times be funded with assets at least equal to the present value of the unpaid balance of the Executive's vested benefit. A discount rate no greater than the ten year Treasury note shall be used in calculating present value.

                                    ARTICLE 3
                                 DEATH BENEFITS

         3.1 Death During Active Service. If the Executive dies while in the active service of the Employers, the Bank shall pay to the Executive's beneficiary the benefit described in this Section

3.1. This benefit shall be paid in lieu of the Lifetime Benefits of Article 2.

                 3.1.1     Amount of Benefit. The annual benefit under this
         Section 3.1 is the Normal Retirement Benefit described in Section
         2.1.1.

                 3.1.2 Payment of Benefit. The Bank shall pay the annual benefit to the beneficiary in 12 equal monthly installments payable on the first day of each month commencing within 90 days of the Executive's death and continuing for 239 additional months.

         3.2 Death During Benefit Period. If the Executive dies after the benefit payments have commenced under this Agreement but before receiving all such payments, the Bank shall pay the remaining benefits to the Executive's beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

         3.3 Death Following Termination of Employment But Before Benefits Commence. If the Executive is entitled to benefits under this Agreement, but dies prior to receiving said benefits, the Employers shall pay to the Executive's beneficiary the same benefits, in the same manner, they would have been paid to the Executive had the Executive survived; however, said benefit payments will commence within 90 days of the Executive's death.

                                    ARTICLE 4
                                  BENEFICIARIES

         4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Bank. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Bank during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

         4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Bank may require proof of incapacity, minority or guardianship, as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

                                    ARTICLE 5
                               GENERAL LIMITATIONS

         5.1 Excess Parachute or Golden Parachute Payment. If the payments and benefits pursuant to this Agreement, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers, would constitute a "parachute payment" under Section 280G of the Code, the payments and benefits pursuant to this Agreement shall be reduced, in the manner determined by the Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under this Agreement being non-deductible to the Employers pursuant to Section 280G of the Code and subject to the excise tax imposed under
Section 4999 of the Code. The determination of any reduction in the payments and benefits to be made pursuant to this Agreement shall be based upon the opinion of independent tax counsel selected by the Employers' independent public accountants and paid by the Employers. Such counsel shall be reasonably acceptable to the Employers and the Executive; shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days the date of Termination of Employment; and may use such actuaries as such counsel deems necessary or advisable for the purpose. In the event that the Employers and/or the Executive do not agree with the opinion of such counsel, (i) the Employers shall pay to the Executive the maximum amount of payments and benefits pursuant to this Agreement, as selected by the Executive, which such opinion indicates that there is a high probability do not result in any of such payments and benefits being non-deductible to the Employers and subject to the imposition of the excise tax imposed under Section 4999 of the Code and (ii) the Employers may request, and Executive shall have the right to demand that the Employers request, a ruling from the Internal Revenue Service ("IRS") as to whether the disputed payments and benefits payable pursuant to this Agreement have such consequences. Any such request for a ruling from the IRS shall be promptly prepared and filed by the Employers, but in no event later than thirty (30) days from the date of the opinion of counsel referred to above, and shall be subject to Executive's approval prior to filing, which shall not be unreasonably withheld. The Employers and Executive agree to be bound by any ruling received from the IRS and to make appropriate payments to each other to reflect any such rulings, together with interest at the applicable federal rate provided for in
Section 7872(f)(2) of the Code. Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled to pursuant to this Agreement under any circumstances below zero.

         5.2 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Employers shall not pay any benefit under this Agreement, if the Employers terminate the Executive's employment for cause. Termination of the Executive's employment for "Cause" shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of the Agreement. For purposes of this paragraph, no act or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Employers.

         5.3 Removal. Notwithstanding any provision of this Agreement to the contrary, the Employers shall not pay any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section

8(e) of the Federal Deposit Insurance Act ("FDIA").

         5.4 Non-compete Provision. The Executive shall not, for three (3) years following the date of Termination of Employment, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, director, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of three percent (3%) or less in the stock of a publicly traded company):

                 (i) become employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any bank, savings and loan or other similar financial institution if the Executive's responsibilities will include providing banking or other financial services within the twenty-five (25) miles of any office maintained by the Employers as of the date of the termination of the Executive's employment;

                 (ii) participate in any way in hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Employers as of the date of termination of the Executive's employment;

                 (iii) assist, advise, or serve in any capacity, representative or otherwise, any third party in any action against the Employers or transaction involving the Employers;

                 (iv) sell, offer to sell, provide banking or other financial services, assist any other person in selling or providing banking or other financial services, or solicit or otherwise compete for, either directly or indirectly, any orders, contract, or accounts for services of a kind or nature like or substantially similar to the financial services performed or financial products sold by the Employers (the preceding hereinafter referred to as "Services"), to or from any person or entity from whom the Executive or the Employers, to the knowledge of the Executive provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the three (3) year period immediately prior to the termination of the Executive's employment;

                 (v) divulge, disclose, or communicate to others in any manner whatsoever, any confidential information of the Employers, to the knowledge of the Executive , including, but not limited to, the names and addresses of customers or prospective customers, of the Employers, as they may have existed from time to time, of work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Employers, earnings or other information concerning the Employers. The restrictions contained in this subparagraph (v) apply to all information regarding the Employers, regardless of the source who provided or compiled such information. Notwithstanding anything to the contrary, all information referred to herein shall not be disclosed unless and until it becomes known to the general public from sources other than the Executive.

                 5.4.2 Judicial Remedies. In the event of a breach or threatened breach by the Executive of any provision of these restrictions, the Executive recognizes the substantial and immediate harm that a breach or threatened breach will impose upon the Employers, and further recognizes that in such event monetary damages may be inadequate to fully protect the Employers. Accordingly, in the event of a breach or threatened breach of this Agreement, the Executive consents to the Employers' entitlement to such ex parte, preliminary, interlocutory, temporary or permanent injunctive, or any other equitable relief, protecting and fully enforcing the Employers' rights hereunder and preventing the Executive from further breaching any of his obligations set forth herein. The Executive expressly waives any requirement, based on any statute, rule of procedure, or other source, that the Employers post a bond as a condition of obtaining any of the above-described remedies. Nothing herein shall be construed as prohibiting the Employers from pursuing any other remedies available to the Employers at law or in equity for such breach or threatened breach, including the recovery of damages from the Executive. The Executive expressly acknowledges and agrees that:
         (i) the restrictions set forth in Section 5.4.1 hereof are reasonable, in terms of scope, duration, geographic area, and otherwise, (ii) the protections afforded the Employers in Section
         5.4.1 hereof are necessary to protect its legitimate business interest, (iii) the restrictions set forth in Section 5.4.1 hereof will not be materially adverse to the Executive's employment with the Employers, and (iv) his agreement to observe such restrictions forms a material part of the consideration for this Agreement.

                 5.4.3 Overbreadth of Restrictive Covenant. It is the intention of the parties that if any restrictive covenant in this Agreement is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such restrictive covenant to the maximum extent permitted under the law as to area, breadth and duration.

                 5.4.4 Change in Control. The non-compete provision detailed in Section 5.4.1 hereof shall not be enforceable following a Change in Control of the Corporation.

         5.5 Suicide or Misstatement. No benefits shall be payable if the Executive commits suicide within two years after the date of this Agreement, or if the insurance company denies coverage for material misstatements of fact made by the Executive on any application for life insurance purchased by the Employers, or any other reason; provided, however that the Employers shall evaluate the reason for the denial, and upon advice of legal counsel and in its sole discretion, consider judicially challenging any denial.

                                    ARTICLE 6
                          CLAIMS AND REVIEW PROCEDURES

         6.1 Claims Procedure. An Executive or beneficiary ("claimant") who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

                 6.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

                 6.1.2 Timing of Company Response. The Employers shall respond to such claimant within 90 days after receiving the claim. If the Employers determine that special circumstances require additional time for processing the claim, the Employers can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Employers expect to render their decision.

                 6.1.3 Notice of Decision. If the Employers deny part or all of the claim, the Employers shall notify the claimant in writing of such denial. The Employers shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

                           6.1.3.1   The specific reasons for the denial,

                           6.1.3.2 A reference to the specific provisions of the Plan/Agreement on which the denial is based,

                           6.1.3.3 A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

                           6.1.3.4 An explanation of the Agreement's review procedures and the time limits applicable to such procedures,
                and

                           6.1.3.5 A statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

                                    ARTICLE 7
                           AMENDMENTS AND TERMINATION

       No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Boards of Directors of the Employers to sign on their behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

                                    ARTICLE 8
                                  MISCELLANEOUS

         8.1 Administration. The Employers shall have powers, which are necessary to administer this Agreement, including but not limited to:

                 8.1.1     Interpreting the provisions of the Agreement;

                 8.1.2 Establishing and revising the method of accounting for the Agreement;

                 8.1.3     Maintaining a record of benefit payments; and

                 8.1.4 Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

         8.2 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

         8.3 Binding Effect. This Agreement shall bind the Executive and the Employers, and their beneficiaries, survivors, executors, successors, administrators and transferees.

         8.4 Entire Agreement. This Agreement constitutes the entire agreement between the Employers and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

         8.5 Administrator. The Employers shall be the administrator under this Agreement. The Employers may delegate to others certain aspects of the management and operational responsibilities including the service of advisors and the delegation of ministerial duties to qualified individuals.

         8.6 Right of Offset. The Employers shall have the right to offset the benefits against any unpaid obligation the Executive may have with the Employers.

         8.7 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Employers, nor does it interfere with the Employers' right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

         8.8 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

         8.9 Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

              To the Employers:  Secretary
                                 BankPittsburgh
                                 1001 Village Run Road
                                 Wexford, Pennsylvania 15090

              To the Executive:  Michael J. Kirk
                                 156 Woodshire Rd
                                 Pittsburgh, PA 15215

         8.10 Facility of Payment. If the Executive is declared to be incompetent, or incapable of handling the disposition of his or her property, the Employers may pay such benefit to the duly appointed guardian, legal representative or person having the care or custody of the Executive. The Employers may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Employers from all liability with respect to such benefit.

         8.11 Reorganization. The Corporation shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Corporation hereunder.

         8.12 Tax Withholding. The Employers shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

         8.13 Nature of Obligations. Except as described in Section 2.6, nothing contained herein shall create or require the Employers to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employers hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employers.

         8.14 Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         8.15 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         8.16 Counterparts. This Agreement may be executed in one or more counterparts, each off which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         8.17 Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA(12 U.S.C.ss.1828(k)) and any regulations promulgated thereunder.

         8.18 Recovery of Estate Taxes. If the Executive's gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Agreement, and if the beneficiary is other than the Executive's estate, then the Executive's estate shall be entitled to recover from the beneficiary receiving such benefit under the terms of the Agreement, an amount by which the total estate tax due by the Executive's estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Executive's gross estate. If there is more than one person receiving such benefit, the right of recovery shall be against each such person. In the event the beneficiary has a liability hereunder, the beneficiary may petition the Employers for a lump sum payment in an amount not to exceed the beneficiary's liability hereunder.

         IN WITNESS WHEREOF, the Executive and duly authorized officers of the Employers have signed this Agreement.

ATTEST:                                      CORPORATION:
                                             PITTSBURGH FINANCIAL CORP

/s/ Gregg G. Maxcy                           By /s/ J. Ardie Dillen
----------------------                          -------------------------

                                             Title  Chairman/President/CEO
                                                    ---------------------------

ATTEST:                                      BANK:
                                             PITTSBURGH SAVINGS BANK DBA
                                             BANKPITTSBURGH

/s/ Gregg G. Maxcy                           By /s/ J. Ardie Dillen
----------------------                          -------------------------------

                                             Title  Chairman/President/CEO
                                                    ---------------------------

WITNESS:                                     EXECUTIVE:

/s/ Gregg G. Maxcy                           /s/ Michael J. Kirk
----------------------                       ----------------------------------
                                             EXECUTIVE'S NAME - Michael J.Kirk

                             BENEFICIARY DESIGNATION

                                 BANKPITTSBURGH
                SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

                                EXECUTIVE'S NAME

I designate the following as beneficiary of any death benefits under the Supplemental Executive Retirement Agreement:

Primary:  ______________________________________________________________________

________________________________________________________________________________

Contingent:  ___________________________________________________________________

________________________________________________________________________________

NOTE: TO NAME A TRUST AS BENEFICIARY, PLEASE PROVIDE THE NAME OF THE TRUSTEE(S)
      AND THE EXACT NAME AND DATE OF THE TRUST AGREEMENT.

I understand that I may change these beneficiary designations by filing a new written designation with the Employers. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary, in the event of the dissolution of our marriage.

Signature   _____________________________

Date   __________________________________

Accepted by the Employers this ______ day of _________________, 2002.

By  _____________________________________

Title  __________________________________

                                   SCHEDULE A

                                 BANKPITTSBURGH
                SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

                                LIFETIME BENEFITS

                                    MIKE KIRK

                                                                                                             CHANGE IN
                                           NORMAL                             EARLY         DISABILITY        CONTROL
                                          VESTING         VESTED           TERMINATION        ANNUAL           ANNUAL
PLAN       ATTAINED         ACCRUED       SCHEDULE        ACCRUED        ANNUAL BENEFIT       BENEFIT         BENEFIT
YEAR         AGE            BENEFIT         (1)           BENEFIT             (2)               (2)             (2)
 1            39           $ 16,446        20.00%         $  3,289          $   316           $ 1,580         $ 5,676
 2            40           $ 34,168        40.00%         $ 13,667          $ 1,313           $ 3,283         $ 9,225
 3            41           $ 53,266        60.00%         $ 31,960          $ 3,070           $ 5,117         $11,521
 4            42           $ 73,847        80.00%         $ 59,078          $ 5,676           $ 7,095         $13,996
 5            43           $ 96,025       100.00%         $ 96,025          $ 9,225           $ 9,225         $16,662
 6            44           $119,926       100.00%         $119,926          $11,521           $11,521         $19,536
 7            45           $145,681       100.00%         $145,681          $13,996           $13,996         $22,632
 8            46           $173,436       100.00%         $173,436          $16,662           $16,662         $25,969
 9            47           $203,346       100.00%         $203,346          $19,536           $19,536         $29,565
 10           48           $235,578       100.00%         $235,578          $22,632           $22,632         $33,440
 11           49           $270,312       100.00%         $270,312          $25,969           $25,969         $37,616
 12           50           $307,743       100.00%         $307,743          $29,565           $29,565         $42,116
 13           51           $348,080       100.00%         $348,080          $33,440           $33,440         $46,966
 14           52           $391,547       100.00%         $391,547          $37,616           $37,616         $52,192
 15           53           $438,390       100.00%         $438,390          $42,116           $42,116         $57,824
 16           54           $488,869       100.00%         $488,869          $46,966           $46,966         $63,893
 17           55           $543,267       100.00%         $543,267          $52,192           $52,192         $70,433
 18           56           $601,887       100.00%         $601,887          $57,824           $57,824         $77,481
 19           57           $665,059       100.00%         $665,059          $63,893           $63,893         $85,076
 20           58           $733,135       100.00%         $733,135          $70,433           $70,433         $93,260
 21           59           $806,496       100.00%         $806,496          $77,481           $77,481         $96,000
 22           60           $885,551       100.00%         $885,551          $85,076           $85,076         $96,000
 23           61           $970,745       100.00%         $970,745          $93,260           $93,260         $96,000
 24           62           $999,264       100.00%         $999,264          $96,000           $96,000         $96,000

-------------------
(1) The Normal Vesting Schedule may be delay if the minimum return on average assets is not achieved pursuant to Section 2.4.2.

(2)  Payments commence at Termination of Employment